Exhibit 8.1

[Goodwin Procter Letterhead]

November 2, 2018

Retail Properties of America, Inc.

2021 Spring Road, Suite 200

Oak Brook, Illinois 60523

Re:	Retail Properties of America, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) Class A common stock, par value $0.001 per share (the “Common Stock”), of Retail Properties of America, Inc., a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company (the “Depositary”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Units (as defined below) (“Warrants”), (v) units comprised of Common Stock, Preferred Stock, Stock Purchase Contracts (as defined below), Warrants and Debt Securities in any combination (“Units”), and (vi) purchase contracts of the Company obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, Common Stock, Preferred Stock, Depositary Shares or other securities at a future date or dates(the “Stock Purchase Contracts”). The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Units and Stock Purchase Contracts are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Depositary Shares, Warrants, Units and Stock Purchase Contracts) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

In rendering the following opinions, we have reviewed and relied upon the following agreements and documents (collectively, the “Documents”): the Sixth Articles of Amendment and Restatement of the Company dated as of March 20, 2012, and the Sixth Amended and Restated Bylaws of the Company dated as of July 17, 2012, each as amended from time to time and as in effect as of the date of this opinion letter. For purposes of this opinion letter, we have

Retail Properties of America, Inc.

November 2, 2018

assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the Securities and Exchange Commission, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the factual representations and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the ownership, organization, distributions and operations of the Company, the valuation of its shares prior to their listing on a national securities exchange, and other matters affecting the Company’s ability to qualify as a real estate investment trust (“REIT”). We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any person, we assume that such person will in fact be owned and operated in accordance with such stated intent.

We have also reviewed and are relying upon the closing agreement entered into by the Company with the Internal Revenue Service (the “IRS”) dated June 17, 2011, in which the IRS agreed to the effect that the terms and administration of the Company’s dividend reinvestment plan did not result in the Company’s dividends paid during the tax years 2004, 2005 and 2006 being treated as preferential dividends as defined in Section 562(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon the foregoing and subject to the limitations set forth herein, including without limitation the discussion below, we are of the opinion that:

(i)    Commencing with its taxable year ended December 31, 2003, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate will allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2018, and for subsequent taxable years; and

Retail Properties of America, Inc.

November 2, 2018

(ii)    The statements set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

*    *    *    *    *

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

In rendering our opinions, we have relied solely on the Documents, the closing agreement identified above, the REIT Certificate, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions. We also have not investigated or verified for purposes of our opinions the ability of the Company or any of its subsidiaries to operate in compliance with the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such persons and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that is different from that described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We have not monitored and will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty and/or excise taxes and/or make distributions that it otherwise would not make.

Retail Properties of America, Inc.

November 2, 2018

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP